EXHIBITS TO BE FILED BY EDGAR




     Exhibits

        B-1    -   Purchase and Sale Agreement between Penelec and FEAC.

        B-2    -   Interconnection Agreement among Penelec, FEAC and CEI.

        D-1    -   Order of PaPUC dated October 16, 1998 approving the sale
                   of Penelec's generation assets.